Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS, INC. REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2004

- COMPANY ANNOUNCES PROMISING NEW DRUG CANDIDATE FOR OBESITY -

Salt Lake City, November 12, 2003 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the first quarter of fiscal 2004. For the three-month period ended September 30, 2003, predictive medicine revenues increased to $8.1 million from $7.9 million in the same quarter of the prior year. Gross profit margins on the predictive medicine business reached a new high of 66% of sales for the quarter, increasing from 63% in first quarter of fiscal 2003. Myriad’s predictive medicine products surpassed the $100 million mark in cumulative total sales during the quarter. As of September 30, 2003, Myriad was in strong financial condition, with approximately $111 million in cash and investments.

Research revenues were $5.1 million for the first quarter, compared with $7.0 million from the first quarter of fiscal 2003, which ended September 30, 2002. This decrease reflects an enhanced focus on Myriad’s internal drug development programs and a corresponding reduction in emphasis on external collaborative research. Research and development expenses for the three months ended September 30, 2003 were $13.0 million compared with $10.9 million for the same three months in 2002, as a result of the Company’s commitment to develop and market novel therapies. This increase was due to added clinical trial expenses associated with development of Myriad’s therapeutic products in prostate cancer and Alzheimer’s disease and advancement of the Company’s 16 preclinical drug candidates. Myriad has three human clinical trials in progress, a Phase I trial in normal healthy subjects for Alzheimer’s disease, a Phase II trial in patients with mild to moderate Alzheimer’s disease and a Phase II/III trial in prostate cancer patients.

The net loss for the first quarter of fiscal 2004 was $9.6 million, or $0.35 per share, compared with a net loss of $5.3 million, or $0.22 per share for the same three-month period last year.

Obesity Drug Development

During the first quarter of fiscal 2003, Myriad continued to make significant advances in its pharmaceutical development programs. Based upon insights into the biochemical structure and disease pathway of the HOB1 obesity gene, discovered by Myriad in the fall of 2002, the Company has identified a promising lead compound for treating obesity and intends to take the compound forward into lead optimization and preclinical testing.

Myriad drug developers constructed a high-throughput screen in order to identify compounds that moderate the function of a key protein in the HOB1 obesity pathway. In all, approximately 200,000 compounds were examined for activity. From this primary screen, a small number of compounds were selected that exhibited good activity without obvious toxicity. Myriad’s lead compound inhibits an important drug target in the HOB1 obesity pathway, and the Company’s data demonstrate that it directly affects insulin-dependent uptake of glucose in adipose (fat) cells. This novel compound demonstrates a good dose-response curve with potency in the low micromolar range of activity. Myriad has initiated structure-activity relationship studies on this and related compounds, which will assist the Company’s medicinal chemists in developing the most potent and active compounds for further study. Myriad intends to continue development of this compound series, which may lead to a new class of drugs that could help a substantial portion of patients suffering from obesity.

“This development is promising for patients suffering from obesity because our drug candidate acts at the level of storage of excess energy in fat cells,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “As a result of applying outstanding technology and teamwork at Myriad, we have been able to identify a lead compound in obesity with excellent activity in a period of less than one year from the discovery of the HOB1 obesity gene.”

Alzheimer’s Disease Drug Candidate

During the first quarter of fiscal 2004, Myriad also formed a collaboration with Mayo Clinic to develop amyloid beta-42 (Abeta42) lowering compounds for the treatment of Alzheimer’s disease, which Myriad would commercialize exclusively. This program, together with internal Myriad programs with novel targets for Alzheimer’s disease, may form the basis of a follow-on compound for Myriad’s drug candidate MPC-7869, a potent Abeta42-lowering compound now in Phase II human clinical trials.

The Abeta42 peptide was further recognized by the scientific community as an important drug target in the effort to create drugs that may halt the cognitive decline of Alzheimer’s disease. The results of an exciting new study were reported in an article published in the August 2003 issue of the Journal of Clinical Investigation, 112(3):440-449, http://www.jci.org/cgi/reprint/112/3/440 entitled, “NSAIDs and Enantiomers of Flurbiprofen Target Gamma-Secretase and Lower Abeta42 In Vivo”. The study demonstrated that R-flurbiprofen (MPC-7869) was the most effective compound tested for lowering Abeta42 levels by selectively targeting gamma-secretase without inhibiting its essential biological functions. The data show that Myriad’s compound, MPC-7869, exhibits an unequalled ability to lower Abeta42 in vitro and in an animal model. A Rockefeller University study, reported in the September 29th issue of the Proceedings of the National Academy of Sciences, found that a cancer drug lowered production of beta amyloid. Although the cancer drug is not a likely drug candidate itself for a chronic condition such as Alzheimer’s disease, due to limiting side effects and the drug’s inability to reach the brain, the report provides further validation of the key role that Abeta42 plays in Alzheimer’s disease.

“Newly published studies in the Journal of Clinical Investigation and the Proceedings of the National Academy of Sciences reinforced the important role of the Abeta42 peptide in Alzheimer’s disease,” commented Dr. Adrian Hobden, President of Myriad Pharmaceuticals, Inc. “The findings further increase our enthusiasm for our Phase II human clinical trial of our Alzheimer’s disease drug candidate, MPC-7869, which significantly lowers levels of the toxic Abeta42 peptide found in the brain.”

Conference Call and Webcast

A conference call with Company management will be held today at 9:30am Eastern Time with investors and media to discuss these results and recent events at the Company. Between 9:15am and 9:30am, the dial-in number for domestic callers is (800) 867-2186. International callers may dial (785) 832-2422. An archived replay of the call will be available for 7 days by dialing (888) 566-0191 or (402) 351-0790. The audio conference call will also be simulcast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets proprietary predictive medicine and personalized medicine products, and is developing and intends to market a number of promising therapeutic products that address large potential markets. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These statements include, but are not limited to, Myriad’s intention to take its lead compound for treating obesity forward into optimization and preclinical testing, whether Myriad’s continued development of its compound series for treating obesity will lead to a new class of drugs for treating obesity, uncertainties as to whether compounds developed in collaboration with Mayo Clinic will form the basis of follow-up compounds for MPC-7869, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds which it develops at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003. All information in this press release is as of November 12, 2003, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)	Three Months Ended
	Sep. 30, 2003	Sep. 30, 2002

REVENUES:

Predictive medicine revenue	$8,064	$7,864
Research revenue	5,079	7,015
Related party research revenue	529	632

Total research revenue	5,608	7,647

Total revenues	13,672	15,511

COSTS AND EXPENSES:

Predictive medicine cost of revenue	2,758	2,921
Research and development expense	12,974	10,946
Selling, general and administrative expense	8,108	7,716

Total costs and expenses	23,840	21,583

Operating loss	(10,168)	(6,072)

Other income (expense):
Interest income	569	842
Other	(10)	39

Loss before taxes	(9,609)	(5,191)
Income taxes	—	125

Net loss	($9,609)	($5,316)

Basic and diluted loss per share	($0.35)	($0.22)

Basic and diluted weighted average shares outstanding	27,087	23,827

Condensed Consolidated Balance Sheets

(In thousands)	Sep. 30, 2003	Sep. 30, 2002
Cash, cash equivalents, and marketable investment securities	$111,063	$103,661
Receivables, net	20,777	9,866
Prepaid expenses	7,639	3,978
Equipment and leasehold improvements, net	18,834	17,338
Other assets	7,663	5,259

Total assets	$165,976	$140,102

Current liabilities	$9,835	$9,112
Deferred revenue	2,375	6,973
Stockholders’ equity	153,766	124,017

Total liabilities and stockholders’ equity	$165,976	$140,102